Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 58505JAS5

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

dated as of

November 7, 2014

among

MEDTRONIC, INC.,

as the Borrower,

MEDTRONIC HOLDINGS LIMITED

and

MEDTRONIC GLOBAL HOLDINGS SCA,

as Guarantors,

the Lenders from time to time party hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 3.06	-	Disclosed Matters
Schedule 3.13	-	Significant Subsidiaries
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 10.01	-	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Interest Election Request

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

This SENIOR UNSECURED BRIDGE CREDIT AGREEMENT (this “Credit Agreement”) dated as of November 7, 2014, among MEDTRONIC, INC., a Minnesota corporation (the “Borrower”), MEDTRONIC HOLDINGS LIMITED, an Irish private limited company (“Parent”), and MEDTRONIC GLOBAL HOLDINGS SCA, a partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand-Duchy of Luxembourg having its registered office at 1, rue du Potager, L-2347, Luxembourg, and registered with the Luxembourg trade and companies register under the number B 191 129 (“Holdings”), the Lenders party hereto and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent.

RECITALS

WHEREAS, the Borrower has entered into the Transaction Agreement dated as of June 15, 2014 (such agreement, together with any schedules or exhibits thereto, the “Transaction Agreement”), among the Borrower, Parent, Makani II Limited, an Irish private limited company (“Irish Sub”), Aviation Acquisition Co, Inc., a Minnesota corporation, Aviation Merger Sub, LLC, a Minnesota limited liability company (“Merger Sub”), and Covidien PLC, an Irish public limited company (the “Target”);

WHEREAS, pursuant to the Transaction Agreement, Parent and/or Irish Sub intends to acquire (i) all of the issued and to be issued share capital of the Target for consideration consisting of $35.19 per ordinary share in cash and newly issued ordinary shares of Parent, which acquisition will be effected pursuant to the Scheme (as defined herein) (the “Acquisition”), and (ii) all of the outstanding capital stock of the Borrower for consideration consisting of newly issued ordinary shares of Parent, which acquisition will be effected pursuant to a merger of Merger Sub with and into the Borrower, with the Borrower as the surviving entity (the “Merger”);

WHEREAS, in connection with the Acquisition and prior to the Closing Date, Medtronic Holdings Limited will re-register as Medtronic plc, an Irish public limited company; and

WHEREAS, in connection with the Acquisition, the Borrower intends to partially finance the payment by Parent of cash consideration and any fees and expenses related to the Acquisition with the proceeds of up to $11.3 billion from borrowings under the commitments hereunder.

IN CONSIDERATION THEREOF, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms.

As used in this Credit Agreement, the following terms have the meanings specified below:

“1990 Act” means the Companies Act, 1990 of Ireland, as amended.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning set forth in the recitals hereto.

“Act” means the Companies Act 1963 of Ireland, as amended.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America, in its capacity as the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the total Commitments or total Loans represented by such Lender’s Commitment or Loans, as applicable, subject to adjustment as provided in Section 2.19. If the commitment of each Lender to make Loans has been terminated pursuant to Section 7.01 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day (a) with respect to ABR Loans, a percentage per annum equal to the rate described in clause (b) minus 1.00% per annum, but not less than 0.00% or (b) with respect to Eurodollar Loans, the applicable rate per annum set forth below (in basis points) under the caption “Eurodollar Spread”, in each case based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Category	Moody’s/S&P Rating	Eurodollar Spread
		Closing Date – Day 89	Day 90 – Day 179	Day 180 – Day 269	Day 270 – Maturity Date
I	Greater than or equal to Aa3/AA-	50.0	75.0	100.0	125.0
II	Greater than or equal to A1/A+ but less than Aa3/AA-	75.0	100.0	125.0	150.0
III	Greater than or equal to A2/A but less than A1/A+	87.5	112.5	137.5	162.5
IV	Greater than or equal to A3/A- but less than A2/A	100.0	125.0	150.0	175.0
V	Less than A3/A-	112.5	137.5	162.5	187.5

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category V; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any non-ordinary course sale, transfer or other disposition of assets or series of related non-ordinary course sales, transfers or other dispositions of assets by any Credit Party or Subsidiary other than any sale, transfer or disposition (a) by any Credit Party to any other Credit Party or any Subsidiary of a Credit Party or (b) by any Subsidiary of a Credit Party to any Credit Party or any other Subsidiary of a Credit Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” has the meaning set forth in the introductory statements hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory statements hereto.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrower Shares” means the Capital Stock of the Borrower.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date hereof, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date hereof.

“Capital Reduction” means the proposed reduction of the share capital of the Target under Sections 72 and 74 of the Act, which forms part of the Scheme.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or commercial paper or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Certain Funds Event of Default” means (i) the failure by the Borrower or Parent to keep in full force and effect its legal existence as required by Section 5.03 (assuming notice of such Default had been provided to the Borrower by the Administrative Agent), (ii) a failure by Parent to comply with any covenant in Section 5.10(a), Section 5.10(b), Section 6.09(a) or Section 6.09(c), (iii) the failure by the Borrower to comply with any covenant in Section 6.01, Section 6.02 or Section 6.03, (iv) an Event of Default described under Section 7.01(c) with respect to a Certain Funds Representation made as of the Closing Date, (v) an Event of Default described under Section 7.01(h) or Section 7.01(i) with respect to Parent, the Borrower or any Significant Subsidiary of the Borrower or (vi) an Event of Default described in Section 7.01(m) or Section 7.01(n).

“Certain Funds Period” means the period commencing on the Effective Date and ending on (and including) the Certain Funds Termination Date.

“Certain Funds Representations” means each of the representations set out in Sections 3.01 (but limited to organization, existence and good standing only), 3.02, 3.03, 3.08, 3.12 (but limited to the second sentence thereof) and 3.14, in each case only insofar as such representations apply to the Credit Parties and their Subsidiaries (but excluding, in each case, the Target Group).

“Certain Funds Termination Date” means the first date on which a Mandatory Cancellation Event occurs or exists.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (x) directors of Parent on the date hereof, (y) nominated for appointment by the board of directors of Parent nor (z) appointed by directors so nominated for appointment or by directors of Parent on the date hereof or (iii) after the Closing Date, the failure of the Borrower to be a direct or indirect wholly-owned subsidiary of Parent; provided that, notwithstanding the foregoing, no Change in Control shall be deemed to occur with respect to the consummation of the Transactions.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Credit Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Credit Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) “Change in Law” shall include all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented and (ii) no Lender shall be entitled to seek compensation for costs incurred under clause (i) above unless it is the general policy of such Lender at such time to seek compensation from other borrowers whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such costs and the applicable Lender is generally seeking such compensation from such borrowers (but no Lender shall be required to disclose any confidential or proprietary information to confirm the foregoing).

“Clean-up Period” means the 90-day period commencing on the Closing Date.

“Closing Date” means the date after the Effective Date on which all of the conditions set forth in Section 4.02 have been satisfied or waived and the Loans are made to the Borrower.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.08. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $11.3 billion.

“Consolidated Assets” means the consolidated assets of the Borrower and its subsidiaries (or after the Closing Date, Parent and its subsidiaries), determined in accordance with GAAP.

“Consolidated Tangible Assets” means the Consolidated Assets less: (i) goodwill and (ii) other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).

“Consolidated Tangible Net Worth” means at any date, Consolidated Tangible Assets minus Consolidated Total Liabilities, determined in accordance with GAAP.

“Consolidated Total Liabilities” means at any date, with respect to the Borrower and its subsidiaries (or after the Closing Date, Parent and its subsidiaries) on a consolidated basis, total liabilities, determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the High Court of Ireland.

“Court Meeting” means the meeting of the holders of the Target Shares in the Target or any adjournment thereof to be convened by an order of the Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Order” means the order(s) of the Court sanctioning the Scheme for the purposes of Section 201(3) of the Act and confirming the Capital Reduction and approving the Minute.

“Credit Agreement” has the meaning set forth in the introductory statements hereto.

“Credit Documents” means a collective reference to this Credit Agreement, the promissory notes, if any, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Parties” means the Borrower and the Guarantors.

“Debt Issuance” means the issuance or incurrence of Indebtedness referred to in clause (a) or (b) of the definition thereof by any Credit Party or any of its Subsidiaries, including, for the avoidance of doubt, any issuance or incurrence of Indebtedness referred to in clause (a) or (b) of the definition thereof in connection with or to finance the Transactions (or refinance any such Indebtedness) whether or not issued and deposited in an escrow account, but excluding Excluded Debt and the Loans.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, passage of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon the Administrative Agent’s receipt of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions that broadly prohibit dealings with that country or territory (as of the date of this Credit Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“End Date” means March 15, 2015; provided that if as of such date all Conditions (as defined in the Transaction Agreement) (other than (i) Conditions 2(c), 2(d), 3(c), 3(d) and 3(e) and (ii) Condition 3(g) (if, in the case of this clause (ii), the reason for the failure of such Condition is an injunction, order or prohibition under any Antitrust Law (as defined in the Transaction Agreement))) have been satisfied (or, in the sole discretion of the applicable party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be June 15, 2015.

“Effective Date” means the date on which all of the conditions set forth in Section 4.01 have been satisfied or waived.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued,

promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issuance of Capital Stock of any Credit Party or any of its Subsidiaries to any Person following the Effective Date, other than (i) by any Credit Party to any other Credit Party or any Subsidiary of any Credit Party or by any Subsidiary of any Credit Party to any Credit Party or any other Subsidiary of any Credit Party, (ii) pursuant to any employee equity compensation plan, employee benefit plan, stock option or stock purchase plan, management equity plans, or other similar benefit plans or compensation arrangements or accommodations for current or former directors, officers, employees or consultants of any Credit Party or any of its Subsidiaries existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stockholders of any Credit Party, (iii) by Parent or any of its Subsidiaries, directly or indirectly, to existing shareholders of the Borrower in connection with the Merger or to existing shareholders, optionholders or other equity award holders of Target in connection with the Transactions and (iv) equity issuances in connection with the Transactions pursuant to the Transaction Agreement and the Scheme.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any Plan fails to satisfy the minimum funding requirements described in Section 302 or 303 of ERISA or Section 412 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, or in endangered or critical status, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Debt” means (i) intercompany Indebtedness between or among any Credit Parties and any of their Subsidiaries, (ii) credit extensions under the Revolving Credit Facility and the Existing Target Credit Agreement (and any refinancing, renewal, refunding, extension or replacement of either or both thereof in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced funded amount thereof plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith plus (without duplication) an amount equal to any commitment unutilized thereunder plus $500,000,000), (iii) any refinancing, renewal, refunding, extension or replacement of any Indebtedness existing on the Effective Date in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced amount plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith, so long as any such Indebtedness so refinanced, renewed, refunded, extended or replaced after the Closing Date shall have a maturity prior to the Maturity Date, (iv) any Indebtedness issued or incurred in the ordinary course of business for working capital purposes in an aggregate amount not to exceed $500,000,000, (v) any commercial paper backed by the Revolving Credit Facility or the Existing Target Credit Agreement (or under any facilities refinancing, renewing, refunding, extending or replacing the Revolving Credit Facility and/or the Existing Target Credit Agreement and meeting the requirements set forth in clause (ii) above), (vi) any borrowings under this Credit Agreement or the Term Loan Facility, and (vii) other Debt not included in clauses (i) through (vi) above in an outstanding aggregate principal amount not to exceed $500,000,000.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax at a rate that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Credit Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Bridge Credit Agreement” means the the Senior Unsecured Bridge Credit Agreement, dated as of June 15, 2014, among the Borrower, Parent (f/k/a Kalani I Limited), the lenders party thereto and Bank of America, as administrative agent.

“Existing Cash Bridge Credit Agreement” means the Senior Unsecured Cash Bridge Credit Agreement, dated as of June 15, 2014, among Makani II Limited, an Irish private limited company, Parent (f/k/a Kalani I Limited), the lenders party thereto and Bank of America, as administrative agent.

“Existing Target Credit Agreement” means the Amended and Restated Five-Year Credit Agreement dated as of May 23, 2014, among Covidien International Finance S.A., a Luxembourg company, the Target, the lenders party thereto and Citibank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, any intergovernmental agreements entered into in respect thereof, any current regulations or official interpretations in respect of the foregoing (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated as of the date hereof addressed to the Borrower from the Arranger, as amended, modified, restated or otherwise supplemented from time to time.

“Filing Date” means the date on which an office copy of the Court Order and a copy of the Minute are delivered to the Registrar of Companies of Ireland for registration as required under Section 201(5) and Section 75 of the Act.

“Financial Officer” means any director, the chief financial officer, principal accounting officer, senior vice president of finance, treasurer, assistant treasurer, controller or assistant controller of a Credit Party or any officer having substantially the same position for a Credit Party or any other officer or employee of a Credit Party designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Financing Transactions” means the execution, delivery and performance by the Credit Parties of this Credit Agreement, the borrowing of Loans by the Borrower and the guarantees of any obligations hereunder by the Guarantors.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the Scheme.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.04(h).

“Group” means the Credit Parties and their Subsidiaries together with the Target Group.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantors” means Parent and Holdings.

“Guaranty” means the Guarantee of each of the Guarantors contained in Article IX.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” has the meaning set forth in the introductory statements hereto.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to similar cash advances (including, without limitation, all obligations pursuant to any sale or financing of receivables, but excluding any premiums, fees and deposits received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or other like obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall exclude Indebtedness of any Credit Party to any other Credit Party or any Subsidiary of any Credit Party and Indebtedness of any Subsidiary of any Credit Party to any Credit Party or to any other Subsidiary of any Credit Party.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than Parent and Holdings) or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, in substantially the form of Exhibit C, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of disbursement, conversion or continuation of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

“Irish Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in Ireland.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997 and the Irish Takeover Rules 2013.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m. (London time) determined two Business Days prior to such date for dollar deposits being delivered in the London interbank market for a term of one month commencing that day, provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“LIBOR” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, however, that financing statements filed in connection with true leases or operating leases shall not constitute a “Lien” for purposes of this Credit Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Article II of this Credit Agreement.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events: (a) a Court Meeting is held to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the holders of the Target Shares by the requisite majority at such Court Meeting; (b) a General Meeting is held to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the shareholders of the Target by the requisite majorities at such General Meeting; (c) applications for the issuance of the Court Order are made to the Court but the Court refuses to grant one or both of the Court Orders; (d) the Scheme lapses or is withdrawn; (e) the Scheme Circular is not dispatched within 28 days of the date of the Press Release (or such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Target Shares to consider the Scheme; (f) the Filing Date does not occur within 10 Irish Business Days of the issuance by the Court of the Court Order; (g) the date which is 15 days after the Scheme Effective Date; (h) the date on which the Target becomes a wholly owned subsidiary of Parent and Irish Sub and all of the consideration payable in respect of the Target Shares has been paid in full; (i) the End Date; or (j) a meeting of the holders of the Borrower Shares is held to approve the Acquisition at which a vote is held to approve the Acquisition and completed, but the Acquisition is not so approved.

“Material Adverse Effect” means (a) prior to the Closing Date, a material adverse effect on (i) the business, property, operations or financial condition of the Borrower and its subsidiaries taken as a whole, (ii) the ability of the Credit Parties to perform any of their obligations under this Credit Agreement or (iii) the legal rights of or benefits available to the Lenders under this Credit Agreement, (b) on or after the Closing Date, a material adverse effect on (i) the business, property, operations or financial condition of Parent and its subsidiaries taken as a whole, (ii) the ability of the Credit Parties to perform any of their obligations under this Credit Agreement or (iii) the legal rights of or benefits available to the Lenders under this Credit Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties and their Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date that is 364 calendar days after the Closing Date.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Sub” has the meaning set forth in the recitals hereto.

“Minute” means the minute referred to in Section 75(1) of the Act showing with respect to the share capital of Target as altered by the Court Order, the amount of its share capital, the number of shares into which it is to be divided, the amount of each share, and the amount (if any) deemed to be paid up on each such share at the date of the registration of the said minute.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the proceeds actually received by any Credit Party or any of its Subsidiaries in the form of cash or Cash Equivalents (it being understood that Cash Equivalents will not include Capital Stock) from any Debt Issuance, Equity Issuance or Asset Sale or, in the case of any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event, in each case net of (i) brokers’, investment bankers’ and advisors’ (including legal, accountants, consultants and financial advisors) fees and other discounts, commissions, placement fees and other fees, costs and expenses incurred in connection with any such transaction (provided that, for purposes of calculating the Net Cash Proceeds from any Debt Issuance issued and deposited into an escrow account, the Net Cash Proceeds shall be net of a reasonable amount of fees, costs and expenses estimated in good faith by the Borrower to be deducted from the proceeds deposited into such escrow account upon release from escrow) and (ii) in the case of any Asset Sale or Recovery Event, (A) amounts required to be applied to the repayment of any Indebtedness (or other obligations) secured by a Lien on an asset which is the subject of such Asset Sale or Recovery Event, (B) Taxes paid or reasonably estimated to be payable as a result thereof, (C) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided that, upon any termination of such reserves, all such amounts not paid out in connection therewith shall deemed to be “Net Cash Proceeds” of such Asset Sale), (D) so long as no Event of Default shall have occurred and be continuing on the date of any such application or commitment, amounts applied or committed to be applied to the purchase price, reconstruction or replacement of property or assets useful in the business of the Credit Parties and the Subsidiaries, within 180 days after receipt of such proceeds (or in the case of a commitment to apply, to the extent so applied within the later of (i) such 180th day and (ii) 45 days from the date of such commitment), (E) proceeds of any Asset Sale or Recovery Event by foreign Subsidiaries to the extent the repatriation of such proceeds to the United States is prohibited or delayed by applicable local law or would in the reasonable judgment of the Borrower have a materially adverse tax consequence (provided that upon the cessation of such delay, the proceeds subject to such delay shall be deemed to be “Net Cash Proceeds” of such Asset Sale or Recovery Event), and (F) the amount of any short-term liabilities directly associated with such asset and retained by any Credit Party or any of its Subsidiaries; provided that no proceeds of an Asset Sale or Recovery Event shall constitute Net Cash Proceeds except to the extent in excess of $500,000,000, in the aggregate for all Asset Sales and Recovery Events. Any such proceeds received by a Subsidiary that is not wholly owned shall only be “Net Cash Proceeds” to the extent that a Credit Party may cause such proceeds to be distributed to it or to a wholly owned Subsidiary under applicable law and subject to any contractual restriction binding on or affecting such Subsidiary.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

“Panel” means the Irish Takeover Panel.

“Parent” has the meaning set forth in the introductory statements hereto.

“Participant Register” has the meaning set forth in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Press Release” means the press release dated June 15, 2014, released jointly by Parent and the Target, announcing a firm intention on the part of Parent to make a proposal for it and Irish Sub to acquire the Target Shares by way of the Scheme in accordance with Rule 2.5 of the Irish Takeover Rules.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate,” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Platform” has the meaning specified in Section 5.01.

“Public Lender” has the meaning specified in Section 5.01.

“Recovery Event” means (i) any damage to, destruction of, or other casualty or loss involving any property or asset or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any relinquishing of title or use of or relating to, or any similar event in respect of, any property or asset, in each case of any Credit Party or any of its Subsidiaries.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans or Commitments, as applicable, representing more than 50% of the sum of the total Loans or Commitments, as applicable, at such time, provided that the Loans and Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding (other than (A) dividends payable solely in the same class of capital stock of such Person and (B) dividends or other distributions payable to any Subsidiary of a Credit Party or any Credit Party (directly or indirectly through Subsidiaries) and ratably to minority shareholders), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Credit Facility” means the revolving credit facility pursuant to that certain Credit Agreement dated as of December 17, 2012 (and as to be amended pursuant to that certain Amendment and Restatement Agreement dated as of the date hereof), among the Borrower, the lenders party thereto and Bank of America, as administrative agent, and as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Sanction(s)” means any economic sanctions program administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Scheme” means a scheme of arrangement pursuant to Section 201 of the Act (including the Capital Reduction) subject to the conditions and substantially on the terms set out in the Press Release to be proposed by the Target to its shareholders pursuant to which Holdings and its nominees and Irish Sub will become the only shareholders of the Target with, or subject to, any modification, addition or condition approved or imposed by the Court.

“Scheme Circular” means a circular (or the relevant sections of a joint proxy statement relating to the matters to be submitted to the respective shareholders of the Borrower and the Target) to be distributed to the holders of the Target Shares, issued, or to be issued, by the Target, setting out the proposals for the Scheme, including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means, collectively, (i) the Scheme Circular, (ii) the Press Release, (iii) the Scheme Resolutions and (iv) any other document issued by or on behalf of the Target to its shareholders in respect of the Scheme.

“Scheme Effective Date” means the date on which an office copy of the Court Order, together with a copy of the Minute, is registered by the Registrar of Companies.

“Scheme Resolutions” means the resolutions of the Target’s shareholders which are incidental to and for the purpose of the Scheme and which are referred to and substantially in the form set out in the Scheme Circular.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Financial Services LLC.

“Significant Subsidiary” means, at any particular time, any Subsidiary of a Credit Party (or such Subsidiary and its subsidiaries taken together) that would be a “significant subsidiary” of such Credit Party within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“SPC” has the meaning set forth in Section 10.04(h).

“Specified Transaction Agreement Representations” shall mean such of the representations made by, or with respect to, the Target and its subsidiaries in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) have the right to terminate their obligations under the Transaction Agreement or decline to consummate the Acquisition (and in each case invoke the related condition under the Scheme) as a result of a breach of such representations in the Transaction Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, with respect to any Credit Party, any Person that as of the relevant date is a subsidiary of such Credit Party.

“Target” has the meaning set forth in the recitals hereto.

“Target Group” means the Target and each of its subsidiaries.

“Target Shares” means the shares in the capital of the Target (including any shares of the Target issued prior to completion of the Acquisition) proposed to be acquired pursuant to the Scheme.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest and penalties with respect thereto).

“Term Loan Facility” means the term loan facility available pursuant to that certain Senior Unsecured Term Loan Credit Agreement dated as of the date hereof, among the Borrower, Parent, Holdings, the lenders from time to time party thereto and Bank of America, as administrative agent.

“Transaction Agreement” has the meaning set forth in the recitals hereto.

“Transaction Costs” means fees (including the fees payable under the Credit Documents and the Fee Letter) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties, in any such case payable by or incurred by or on behalf of the Credit Parties or any of their respective Affiliates in connection with the Transactions and the other transactions contemplated by this Credit Agreement and the Transaction Agreement, including, without limitation, the preparation, negotiation of and entry into of this Credit Agreement, the other Credit Documents, the Fee Letter, the Term Loan Facility, the Revolving Credit Facility, the Transaction Agreement and the Scheme Documents.

“Transactions” means, collectively, (i) the Financing Transactions, (ii) the Merger, the Acquisition and the consummation of the other transactions contemplated by the Transaction Agreement, Scheme Documents, the Credit Documents, the Fee Letter and any other agreements related to the foregoing, (iii) the entry into and incurrence of Indebtedness under the Term Loan Facility and the guarantees by the guarantors party thereto of the obligations thereunder, (iv) the entry into and incurrence of Indebtedness (if any) under the Revolving Credit Facility and the guarantees of the guarantors party thereto of the obligations thereunder, (v) the guarantee by Parent of the Borrower’s existing senior notes and of the Target’s existing senior notes, (vi) the refinancing of any Indebtedness of the Guarantors, the Borrower, Irish Sub or the Target, (vii) the consummation of any other transactions contemplated by any of the foregoing (including the conversion of Parent to an Irish public limited company and the Target to an Irish private limited company or an Irish unlimited liability company) and (viii) the payment of any Transaction Costs in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings.

For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Foreign Currency Calculations.

For purposes of any determination hereunder, all amounts incurred, outstanding or proposed to be incurred or outstanding in any currency other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. Such currency exchange rates shall be determined in good faith by the Borrower in accordance with this Credit Agreement.

ARTICLE II

The Credits

Section 2.01. Commitments.

Subject to the terms and conditions set forth herein and on or prior to the Certain Funds Termination Date, each Lender severally agrees to make Loans in dollars to the Borrower in a single drawing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Commitment immediately prior to the making of the Loan. Loans may not be reborrowed once repaid.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings.

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon (New York City time), three Business Days before the Closing Date or (b) in the case of an ABR Borrowing, not later than 1:00 p.m. (New York City time) one Business Day before the Closing Date. Each such Borrowing Request shall be irrevocable and shall, if made by telephone, be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved]

Section 2.05. [Reserved]

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 2:30 p.m. (New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent will make such Loans available to the Borrower either by (i) promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or (ii) prompt wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m. (New York City time) on the Closing Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall, if made by telephone, be confirmed immediately by delivery to the Administrative Agent of an Interest Election Request.

(c) Each such Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitment of each Lender shall terminate in full at 5:00pm (New York City time) on the earlier of (i) the Certain Funds Termination Date and (ii) the Closing Date (after giving effect to the Borrowing on such date).

(b) Optional.

(i) The Borrower may at any time terminate, or from time to time reduce, the Commitments in whole or in part; provided that each reduction of the Commitments shall be in an aggregate amount not less than $50,000,000 and integral multiples of $10,000,000 in excess thereof.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the incurrence of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Mandatory.

(i) Upon receipt by any Credit Party or any of its Subsidiaries, on or after the Effective Date but prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or a Recovery Event, the total Commitments shall be reduced no later than the Business Day following the receipt of such Net Cash Proceeds in an amount equal to 100% of such Net Cash Proceeds.

(ii) The Borrower shall promptly notify the Administrative Agent of receipt of such Net Cash Proceeds, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(d) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan and all interest, fees and other amounts payable hereunder on the Maturity Date applicable to such Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 2.10. Prepayment of Loans.

(a) Optional.

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.15 and subject to prior notice in accordance with Section 2.10(a)(ii).

(ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by a notice which must be in a form acceptable to the Administrative Agent) of any prepayment under this Section 2.10(a) (A) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon (New York City time), three Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. (New York City time), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the incurrence of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each partial prepayment of any Borrowing shall be in an aggregate amount not less than $50,000,000 and integral multiples of $10,000,000 in excess thereof.

(b) Mandatory. Upon receipt by any Credit Party or any of its Subsidiaries, on or after the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or Recovery Event, the Borrower shall promptly (and in any event within two Business Days) notify the Administrative Agent thereof and within five Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds.

(c) Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender duration interest on each date set forth below in an amount equal to the percentage set forth opposite such date of the principal amount of the Loans owed to such Lender outstanding on such date (such interest to be earned and payable in full in such applicable date):

Date	Percentage

90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender ticking interest (the “Ticking Interest”) at a rate per annum equal to 0.05%. The Ticking Interest shall accrue on the Commitments from the Effective Date until the earlier of (x) the Closing Date and (y) the termination of the Commitments. Accrued fees under this Section 2.11(b) shall be payable on the earlier of the Closing Date and the date of termination of the Commitments.

(c) The Borrower agrees to pay to the Arranger and the Administrative Agent, for their respective accounts, fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances. All fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (following the expiration of any grace period specified in Article VII), whether at stated maturity, upon acceleration or otherwise, and remains unpaid, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (including ABR Loans determined by reference to the LIBO Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If any Lender shall be required under the regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including,

Eurocurrency Liabilities (as defined in Regulation D of the Board), the Borrower shall pay to the Administrative Agent for the account of such Lender, additional interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower by such Lender, from the later of the date of such Loan or the date such Lender was required to maintain such reserves until such Loan is paid in full, at an interest rate per annum equal to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by multiplying the LIBO Rate as referred to in clause (i) above by the Statutory Reserve Rate applicable to such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Eurodollar Loan, and such additional interest so notified to the Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Eurodollar Loan.

Section 2.13. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Required Lenders reasonably determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period;

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not, in their reasonable judgment, adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) the Required Lenders determine that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any compulsory loan, insurance charge, reserve, liquidity, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than any reserves included in the Statutory Reserve Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans;

and the result of any of the foregoing shall be to increase the cost (except with respect to Excluded Taxes) to such Lender of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost (except with respect to Excluded Taxes) to such Lender or to reduce the amount of any sum received or receivable (except to the extent caused by Excluded Taxes) by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the method of calculating such amounts, in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(a) if such notice is revoked in accordance herewith two Business Days or less before the specified effective date), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not loss of profit) attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) where such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions attributable to additional sums payable under this Section) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender, on or prior to the date of its execution and delivery of this Credit Agreement or on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender, as applicable, shall provide the Borrower with any form or certificate that is required by any taxing authority (including, if applicable, a copy of Internal Revenue Service Forms W-9, W-8BEN, W-8 BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of withholding taxes on payments pursuant to this Credit Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has been inaccurate, invalid or otherwise ceases to be effective or (ii) as requested in writing by the Borrower or the Administrative Agent. If any Foreign Lender fails to comply with the provisions of this Section, the Borrower, may, as required by law, deduct and withhold federal income tax payments from payments to such Lender under this Credit Agreement. The obligation of the Lenders under this Section shall survive the payment of all obligations and the resignation or replacement of the Administrative Agent.

(f) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date hereof.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its applicable lending office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, subject it to any unreimbursed costs or be otherwise disadvantageous to such Lender.

(h) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.16, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.16, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.16.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m. (New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any such assignment resulting from a Lender becoming a Defaulting Lender, no Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 10.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Credit Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any ticking fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and

provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of the Credit Parties (other than Parent and Holdings with respect to Section 3.04(a), (b) and (c) and the Borrower and Holdings with respect to Section 3.04(d) and Section 3.14) represents and warrants to the Lenders as of the Effective Date and the Closing Date (after giving effect to the consummation of the Transactions) that:

Section 3.01. Organization; Powers.

Such Credit Party and each of its Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where applicable) in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability.

The Financing Transactions, as applicable, are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Credit Agreement and each promissory note, as applicable, has been duly executed and delivered by such Credit Party party thereto and constitutes a legal, valid and binding obligation of such Credit Party party thereto, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts.

The Financing Transactions (a) do not require such Credit Party or any of its Subsidiaries to obtain or make any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or such as will be timely made, (b) will not result in the violation by such Credit Party or any of its Subsidiaries of any applicable law or regulation or the Organizational Documents of such Credit Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon such Credit Party or any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by such Credit Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of such Credit Party or any of its Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended April 25, 2014, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) its consolidated balance sheet and statements of operations and cash flows as of and for the fiscal quarter ended July 25, 2014, signed by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders (i) the Target’s consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended September 27, 2013, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) Target’s consolidated balance sheet and statements of operations and cash flows as of and for the fiscal quarters ended December 27, 2013, March 28, 2014 and June 27, 2014, signed by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Target and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c) As of the Effective Date, there has been no material adverse change in the business, assets, operations, or financial condition of the Borrower and its consolidated subsidiaries, taken as a whole, from those disclosed in the Borrower’s Form 10-K for the fiscal year ended April 25, 2014, other than as disclosed in the Borrower’s quarterly report on Form 10-Q for its fiscal quarter ended July 25, 2014, or in the Transaction Agreement.

(d) As of the Closing Date (after giving effect to the Transactions), there has been no material adverse change in the business, assets, operations, or financial condition of Parent and its consolidated subsidiaries since the Effective Date.

Section 3.05. Properties.

(a) Such Credit Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Except for Disclosed Matters, such Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and each of its Subsidiaries, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Credit Party, threatened against or affecting such Credit Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) which in any manner draws into question the validity or enforceability of this Credit Agreement.

(b) Except for the Disclosed Matters or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Credit Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements; OFAC; Anti-Corruption.

(a) Such Credit Party and each of its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) Neither such Credit Party nor any of its Subsidiaries is in violation of any law, rule or regulation (including, without limitation, the Patriot Act and all applicable anti-money laundering laws), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(c) Neither such Credit Party nor any of its Subsidiaries nor, to the knowledge of such Credit Party or any of its Subsidiaries, any director, officer or Financial Officer thereof, is an individual or entity currently the subject of any Sanctions, nor is such Credit Party physically located, organized or ordinarily resident in a Designated Jurisdiction.

(d) Such Credit Party and each of its Subsidiaries has conducted their businesses in compliance with applicable anti-corruption laws during the last five years in all material respects, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 3.08. Investment Company Status.

Neither such Credit Party nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 3.09. Taxes.

Such Credit Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (taking into account any extensions granted by the applicable taxing authority) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11. Disclosure.

Such Credit Party has disclosed (which disclosure includes all filings by the Borrower and the Target pursuant to the Securities Exchange Act of 1934) to the Lenders all agreements, instruments and corporate or other restrictions to which such Credit Party or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of such Credit Party to the Administrative Agent or any Lender for use specifically in connection with the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12. Federal Regulations.

Neither such Credit Party nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board). No part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulation U or X of the Board, as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U. After application of the proceeds of any Loans, not more than 25% of the assets of the Borrower that are subject to a restriction on sale, pledge, or disposal under this Credit Agreement will be represented by “margin stock,” as defined in accordance with Regulation U issued by the Board, now or hereafter in effect.

Section 3.13. Significant Subsidiaries.

Set forth on Schedule 3.13 is a list containing all Significant Subsidiaries of the Borrower as of April 25, 2014.

Section 3.14. Acquisition Related Representations.

(a) Parent has delivered to the Administrative Agent a complete and correct copy of the Transaction Agreement, the Press Release and (if and when issued) the Scheme Circular, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Scheme Documents, where applicable, has or will be, prior to its execution and delivery, duly authorized by Parent. Each of the Scheme Documents, where applicable, is or will be, when entered into and delivered, the legal, valid and binding obligations of Parent and the Target, enforceable against such Persons in accordance with its terms in each case, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Press Release and the Scheme Circular (if and when issued) when taken as a whole: (i) do not (or will not if and when issued) contain any statement which is materially untrue by Parent or omit any material and necessary information in light of the circumstances in which they are delivered which makes any statement for which Parent or its directors are responsible, materially misleading and all expressions of expectation, intention, belief and opinion of Parent in the Press Release or the Scheme Circular were or will be honestly made on reasonable grounds after due and careful consideration by Parent in light of the facts known to Parent at such time; and (ii) taken as a whole, contain all the material terms of the Scheme.

(c) Each of the Scheme Documents complies in all material respects with the Companies Acts 1963 to 2013 of Ireland and the Irish Takeover Rules, subject to any applicable waivers by the Panel.

ARTICLE IV

Conditions

Section 4.01. Conditions Precedent to Effectiveness.

This Credit Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b) The Administrative Agent shall have received a favorable written opinion or opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Credit Parties, (ii) Fredrikson & Bryon, P.A., Minnesota counsel to the Credit Parties, (iii) A&L Goodbody, Irish counsel to the Credit Parties, and (iv) Weidema van Tol, Luxembourg counsel to the Credit Parties, and covering such matters relating to the Credit Parties, this Credit Agreement or the Financing Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received a certificate (signed by a director, the company secretary or an assistant secretary) of:

(i) each of the Borrower and Parent, attaching and certifying as true and correct (x) its Organizational Documents, (y) the board resolutions approving the Financing Transactions and (z) a specimen of the signature of each person authorized by such resolutions to execute and deliver this Credit Agreement;

(ii) Holdings, attaching and certifying as true and correct (v) its Organizational Documents, (w) a resolution of Medtronic Global Holdings GP S.à r.l. approving the Financing Transactions, (x) a specimen of the signature of each person authorized by such resolutions to execute and deliver this Credit Agreement, (y) an excerpt from the Luxembourg trade and companies register dated as of the date hereof and (z) a negative certificate from the Luxembourg trade and companies register dated as of the date hereof;

(iii) Medtronic Global Holdings GP S.à r.l., the general partner and unlimited shareholder of Holdings (the “General Partner”), attaching and certifying as true and correct (x) its Organizational Documents, (y) an excerpt from the Luxembourg trade and companies register dated as of the date hereof pertaining to the General Partner and (z) a negative certificate from the Luxembourg trade and companies register dated as of the date hereof pertaining to the General Partner;

(iv) each of Parent and Holdings, certifying that the guarantee of the Commitments will not cause any guarantee or similar limits binding on such Guarantor to be exceeded; and

(v) Parent, confirming, (x) Parent has complied with the provisions of Section 60 of the Act in order to enable Parent to enter into this Credit Agreement and perform its obligations under this Credit Agreement, (y) neither Parent nor any director or company secretary of Parent is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies and (z) the prohibition contained in Section 31 of the 1990 Act does not apply to this Credit Agreement (including the Guaranty).

(d) The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed by a director, the President, a Vice President or a Financial Officer of the Borrower, certifying that (i) no Default as of the Effective Date has occurred and is continuing and (ii) the representations and warranties contained in Article III are true and correct in all material respects on and as of the date of the Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(e) The Administrative Agent shall have received a copy, certified by Borrower, of the Press Release and the Transaction Agreement executed by each party thereto.

(f) (i) The Existing Bridge Credit Agreement and the Existing Cash Bridge Credit Agreement shall have been terminated, all commitments to lend thereunder shall have been cancelled and all accrued amounts thereunder shall have been paid in full (or in each case, arrangements reasonably satisfactory to the Administrative Agent have been made for such termination, cancellation and payment not later than substantially simultaneously with the occurrence of the Effective Date) and (ii) all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) of the Arranger and the Administrative Agent for which invoices have been delivered at least three Business Days prior to the Effective Date (except as otherwise agreed by the Borrower) shall have been paid in full on or prior to the Effective Date.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender, with a copy to the Borrower, prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Conditions Precedent to Closing.

The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The Effective Date shall have occurred.

(b) The Filing Date shall have occurred.

(c) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(d) The Administrative Agent shall have received a copy, certified by the Borrower, of (x) each of the Scheme Documents and the Transaction Agreement executed by each party thereto, and documents delivered pursuant to Section 4.01(e) or otherwise reflecting amendments to, or waivers of, the terms and conditions applicable to the Acquisition as permitted by clause (h) of this Section 4.02, (y) the Court Order in respect of the Scheme and (z) the certificates of the Registrar of Companies in Ireland confirming registration of the Court Order (insofar as it relates to the Capital Reduction).

(e) The Administrative Agent shall have received a certificate of the Borrower certifying to the conditions set forth in clauses (f) and (g) of this Section 4.02.

(f) The Certain Funds Representations shall be true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(g) As of the Closing Date, no Certain Funds Event of Default has occurred and is continuing or would result from the consummation of the initial Borrowing or from the application of the proceeds therefrom.

(h) (i) The Scheme Effective Date shall have occurred and Parent (together with its nominees) and Irish Sub own (or immediately after application of the proceeds of the initial Borrowing on the Closing Date will own) 100% of the issued share capital of the Target and (ii) the Acquisition shall have been, or concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement, without giving effect to any modifications, amendments, consents or waivers by Parent (or its applicable subsidiary) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative

Agent (it being understood and agreed that (a) any change in the Scheme consideration (as set forth in the Section 2 of the Press Release most recently delivered prior to the Effective Date) (other than a reduction in such consideration to the extent such reduction is less than 10% of the aggregate consideration as of the Effective Date and, in the case of a reduction in the cash portion of such consideration (as set forth in Section 2 of the Press Release most recently delivered prior to the Effective Date), the total Commitments under this Credit Agreement are reduced on a dollar for dollar basis), (b) any modification, amendment or waiver of any of the conditions set forth in paragraphs 1, 2, 3 or 4 of Appendix III to the Press Release (in the form most recently delivered prior to the Effective Date) and (c) any modification, amendment or waiver of the Specified Transaction Agreement Representations shall, in each case, be deemed materially adverse to the interests of the Lenders and may only be modified, amended or waived with the consent of the Arranger.

(i) The Merger shall have occurred (or shall occur substantially concurrently with the initial Borrowing), which shall be confirmed through the delivery of a merger certificate filed and effective with the Secretary of State of the State of Minnesota.

(j) The fees in the amounts agreed in writing by the Arranger in the Fee Letter to be received on or prior to the Closing Date, (ii) the fees in the amounts agreed in writing by the Lenders in this Credit Agreement to be received on or prior to the Closing Date and (iii) all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) of the Arranger and the Administrative Agent for which invoices have been delivered at least three Business Days prior to the Closing Date (except as otherwise agreed by the Borrower) shall have been paid in full on or prior to the Closing Date; provided that such amount of fees and expenses may be deducted from the proceeds of the Loans to be made on the Closing Date.

(k) The Administrative Agent shall have received a certificate of the Borrower certifying that each of the conditions set forth in paragraphs 1 to 4 of Appendix III of the Press Release (as may have been modified or amended as permitted by clause (h) of Section 4.02) has either (i) been satisfied or (ii) been waived (as permitted by clause (h) of Section 4.02)).

Section 4.03. Action by Lenders During Certain Funds Period.

During the Certain Funds Period and notwithstanding (i) any provision to the contrary in any Credit Document or (ii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof was incorrect in any material respect, except (x) in the case of a particular Lender, if it would be illegal, due to a Change in Law affecting such Lender occurring after the date such Lender has become a party to this Credit Agreement, for such Lender to participate in making the Loans hereunder and (y) in circumstances where, pursuant to Section 4.02, a Lender is not obligated to make a Loan, no Lender shall be entitled to:

(a) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Loan;

(b) rescind, terminate or cancel this Credit Agreement or any of its Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under the Credit Documents it may have to the extent to do so would prevent or limit the making of its Loan;

(c) refuse to participate in making its Loan;

(d) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent or limit the making of its Loan; or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Credit Documents to the extent to do so would prevent or limit the making of its Loan;

provided that immediately upon (x) the expiration of the Certain Funds Period, (y) the occurrence of a Certain Funds Event of Default or (z) the breach of a Certain Funds Representation in any material respect, all such rights, remedies and entitlements shall be available to the Lenders as provided in the Credit Documents notwithstanding that they may not have been used or been available during the Certain Funds Period.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower (with respect to Section 5.01 and Section 5.02), each of the Credit Parties (with respect to Section 5.03 through Section 5.09) and Parent (with respect to Section 5.10 and Section 5.11) covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent (with copies for each Lender):

(a) within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (the Lenders agree that the Borrower’s obligations under this paragraph (a) may be satisfied in respect of any fiscal year by delivery to the Administrative Agent, with copies for each Lender, within 100 days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K as filed with the SEC);

(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (the Lenders agree that the Borrower’s obligations under this paragraph (b) may be satisfied in respect of any fiscal quarter by delivering to the Administrative Agent, with copies for each Lender, within 55 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available or upon transmission or receipt thereof, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by any Credit Party to its shareholders generally, as the case may be, provided that, with respect to materials filed with any national securities exchange, only material filings shall be required to be delivered pursuant to this paragraph (d); and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Credit Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, after the Closing Date, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent filed with the SEC within the applicable time periods required by applicable law and regulations or (B) the applicable consolidated financial statements of Parent; provided that to the extent such information is in lieu of information required to be provided under Section 5.01(a), such information is all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP.

Documents required to be delivered pursuant to Section 5.01(a), (b) and (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, Clearpar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Credit Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02. Notices of Material Events.

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of, but in any event not later than five Business Days after, the following:

(a) the occurrence of any Default;

(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties and their Subsidiaries in an aggregate amount exceeding $500,000,000;

(c) the non-compliance with any contractual obligation or requirement of law that is not currently being contested in good faith by appropriate proceedings if all such non-compliance in the aggregate could reasonably be expected to have a Material Adverse Effect;

(d) the revocation of any license, permit, authorization, certificate, qualification or accreditation of any Credit Party or any or its Subsidiaries by any Governmental Authority if all such revocations in the aggregate could reasonably be expected to have a Material Adverse Effect;

(e) a change in rating for the Index Debt by either Moody’s or S&P; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business.

Such Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation, dissolution or stock or asset sale permitted under Section 6.03, (ii) the conversion of a Subsidiary (other than the Borrower) into a limited liability company, a corporation or other organizational form or (iii) the Transactions.

Section 5.04. Payment of Obligations.

Such Credit Party will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance.

Such Credit Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

Section 5.06. Books and Records; Inspection Rights.

Such Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws.

Such Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds.

The proceeds of the Loans will be used to finance in part the Transactions and the Transaction Costs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations U or X of the Board.

Section 5.09. Maintenance of Accreditation, Etc.

Such Credit Party will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, authorizations, certifications and qualifications (including, without limitation, those qualifications with respect to solvency and capitalization) required, except where the failure to do so would not result in a Material Adverse Effect.

Section 5.10. Progress of the Scheme.

(a) Parent shall procure that the material terms of the Scheme Circular are not inconsistent in any material respect with, or contrary to, the terms of the Press Release delivered to the Administrative Agent pursuant to the terms of this Credit Agreement unless the Administrative Agent has approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned) such change in advance or is required by the Panel, the Court or the SEC.

(b) Parent will keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme and (i) promptly deliver to the Administrative Agent any material documents in relation to the Scheme, including a copy of any Scheme Document (subject to applicable legal or regulatory restrictions on disclosure thereof, including any requirements of the Irish Takeover Rules), (ii) promptly after any reasonable request from the Administrative Agent provide the Administrative Agent with any material information relevant to the progress of the Scheme and with any material information or advice received in relation to and relevant to the Scheme, (iii) notify the Administrative Agent promptly following it becoming aware that the relevant Court Order has been issued, (iv) notify the Administrative Agent promptly following the occurrence of any Mandatory Cancellation Event and/or Parent becoming aware of any event, matter or default, whereby any of the conditions set forth in Appendix III to the Press Release become incapable of satisfaction or may have been breached and (v) notify the Administrative Agent promptly of all communications with the Panel concerning the Acquisition by or on their behalf or of which they are aware and which in each case are material to the interests of the Lenders.

(c) Parent shall not and shall ensure that its subsidiaries do not:

(i) take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997, as amended) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in the Target under Rule 9 of the Irish Takeover Rules; and

(ii) without the prior written consent of the Administrative Agent, acquire any Target Shares other than under the Scheme.

(d) Without duplication of its obligations under Section 5.10(b), Parent shall and shall ensure that each of its subsidiaries do:

(i) comply in all material respects with its obligations under the Scheme and the Scheme Documents;

(ii) comply in all material respects with its obligations under the Irish Companies Acts 1963 to 2013 and the Irish Takeover Rules, subject to any applicable waivers by the Panel;

(iii) agree with the Administrative Agent the content of, and will deliver to the Administrative Agent copies of, all publicity material, press releases and announcements intended to be published to the extent relating to or describing the Lenders or the Loans (other than the Scheme Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, press releases or announcements relating to the Lenders or the Loans without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

(e) Parent shall not and shall ensure that its subsidiaries do not implement the Acquisition by way of a tender offer without the prior written consent of the Administrative Agent.

Section 5.11. Procedures following Scheme Effective Date.

Parent shall procure the passing of all necessary resolutions of the Target and the due filing of all necessary forms with the Registrar of Companies in Ireland to effect the re-registration of Target as a private limited company or an unlimited liability company pursuant to the Companies (Amendment) Act 1983 of Ireland within 35 days of the Scheme Effective Date.

Section 5.12. Holdings’ Center of Main Interests.

Holdings shall keep its head office (administration centrale), the place of its effective management (siège de direction effective) and (for the purposes of the Council regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended) the center of its main interests (centre des intérêts principaux) located at the place of its registered office (siège statutaire) in Luxembourg.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower (with respect to Section 6.06(a)), each of the Credit Parties (with respect to Section 6.01 through Section 6.05, Section 6.06(b), Section 6.07, Section 6.08, Section 6.10 and Section 6.11) and Parent (with respect to Section 6.09) covenants and agrees with the Lenders that:

Section 6.01. Indebtedness.

Such Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any other Indebtedness or liability on account of borrowed money, represented by any notes, bonds, debentures or similar obligations, or on account of the deferred purchase price of any property, or any other deposits, advance or progress payments under contracts, except (without duplication so that Indebtedness that meets any one of the exceptions below shall not count against any other exception below):

(a) Indebtedness arising or existing under this Credit Agreement, the other Credit Documents, the Revolving Credit Facility, the Existing Target Credit Agreement and the Term Loan Facility and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) Indebtedness of the Credit Parties and their Subsidiaries consisting of Capital Lease Obligations or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, except, in either case, to the extent such Indebtedness is secured by Liens permitted under Section 6.02;

(c) Indebtedness of any Credit Party to any other Credit Party or any Subsidiary of any Credit Party or of any Subsidiary of any Credit Party to any Credit Party or any other Subsidiary of any Credit Party;

(d) Indebtedness secured by Liens to the extent permitted under Section 6.02;

(e) Other unsecured Indebtedness of the Credit Parties and their Subsidiaries; provided that, in the case of such Indebtedness incurred by any Credit Party, such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising or existing under this Credit Agreement and the other Credit Documents; and

(f) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof.

Section 6.02. Liens.

Such Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except (a) Liens existing on the date hereof and set forth in Schedule 6.02 and (b) Liens securing other Indebtedness or obligations in an aggregate amount for all Credit Parties and their Subsidiaries not exceeding at any time 20% of Consolidated Tangible Net Worth as at the end of the immediately preceding fiscal quarter.

Section 6.03. Fundamental Changes.

Such Credit Party will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions)

all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than the Borrower) may merge into a Credit Party in a transaction in which a Credit Party is the surviving entity, (ii) any Person (other than the Borrower), including any Affiliate, may merge with any Subsidiary of a Credit Party in a transaction in which the surviving entity is a Subsidiary of a Credit Party, (iii) any Subsidiary (other than the Borrower) of a Credit Party may sell, transfer, lease or otherwise dispose of its assets or stock to a Credit Party or to another Subsidiary of a Credit Party, (iv) any Subsidiary (other than the Borrower) of a Credit Party may liquidate or dissolve and any Credit Party or any of its Subsidiaries may sell, transfer, lease or otherwise dispose of the assets or stock of any Subsidiary if, in each case, the Borrower determines in good faith that such action (x) is in the best interests of the Credit Parties and (y) is not materially disadvantageous to the Lenders, (v) any Credit Party and any of its Subsidiaries may sell immaterial businesses, including other Subsidiaries, in the ordinary course of business and (vi) any Subsidiary of a Credit Party formed for the purpose of acquiring a Person or a minority interest in any Person may merge into such Person; provided, further, that nothing in this Section 6.03 shall prohibit the consummation of the Transactions in accordance with the Transaction Agreement and the Scheme.

Section 6.04. Transactions with Affiliates.

Such Credit Party will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Credit Parties and any of their Subsidiaries not involving any other Affiliates, (c) contributions to the Medtronic Foundation in amounts consistent with past practices, (d) as otherwise permitted by this Credit Agreement or (e) in connection with the consummation of the Transactions in accordance with the Transaction Agreement and the Scheme.

Section 6.05. Restrictive Agreements.

Such Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary to pay dividends or other distributions to such Credit Party (directly or indirectly through Subsidiaries) and ratably to minority shareholders with respect to any shares of its capital stock or to make or repay loans or advances to such Credit Party or any of its other Subsidiaries or to Guarantee Indebtedness of such Credit Party or any of its other Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or regulatory administrative agreement or determination or by this Credit Agreement or any other agreement existing on the Closing Date, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in (x) agreements relating to the sale of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to such Subsidiary that is to be sold and such sale is permitted hereunder or (y) any limitation included in any agreement entered into in the ordinary course of business and which would not be reasonably expected to materially impair the ability of the Credit Parties to perform their respective monetary obligations hereunder.

Section 6.06. Business Activity.

(a) The Borrower will not, nor will it permit any of its Significant Subsidiaries to, alter the character of its business in any material respect from that conducted as of the Effective Date.

(b) After the Closing Date, such Credit Party will not, nor will it permit any of its Significant Subsidiaries to, alter the character of its business in any material respect from that conducted as of the Closing Date.

Section 6.07. Restricted Payments.

Such Credit Party will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (i) distributions in respect of the capital stock of such Person, (ii) the redemption, retirement, purchase or other acquisition of the capital stock of such Person (or any warrant, option or other rights with respect to any shares of capital stock (now or hereafter outstanding) of such Person) if no Default has occurred and is continuing or would result from such action or (iii) Restricted Payments made to consummate the Transactions in accordance with the Transaction Agreement and the Scheme.

Section 6.08. Sales of Income or Revenue Streams.

Such Credit Party will not, and will not permit any of its Subsidiaries to, assign or sell any income or revenue (including accounts receivable) or rights in respect of any thereof, except to the extent the aggregate amount of cash and other current assets received by such Credit Party or any of its Subsidiaries in connection therewith, when taken together with any cash and other current assets previously received by any Credit Party or any of its Subsidiaries pursuant to an assignment or sale permitted under this Section 6.08, do not exceed at any time, 10% of Consolidated Tangible Net Worth as at the end of the immediately preceding fiscal quarter; provided that the foregoing shall not apply to (i) sales or other dispositions permitted by Section 6.03 or (ii) sales and assignments between any of the Credit Parties and/or their Subsidiaries.

Section 6.09. Limitations on Activities of Parent During the Certain Funds Period.

During the Certain Funds Period and immediately prior to the Closing Date to consummation of the Merger, Parent and its subsidiaries (excluding, for the avoidance of doubt, the Borrower, the Target and their respective subsidiaries) shall not (a) incur any Indebtedness other than any intercompany Indebtedness (including for the avoidance of doubt any intercompany Indebtedness incurred in connection with the Transactions), (b) own any material assets other than the Capital Stock of any of their respective subsidiaries or (c) otherwise engage in any business or activity other than (i) the ownership and/or acquisition of the Capital Stock of the Borrower, Target, any holding companies that are intended to own directly or indirectly the Capital Stock of the Borrower and/or the Target immediately following the Closing Date and any entities that are intended to make or hold intercompany loans or that have minimal assets and/or liabilities, (ii) the maintenance of their legal existence, including the incurrence of fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (iv) incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax and accounting issues and paying taxes, (v) the execution and delivery of the Credit Documents and any documents in connection with the Revolving Credit Facility and the Term Loan Facility to which it is a party, the performance of its obligations thereunder, any borrowing of Indebtedness thereunder and any guarantees of the obligations thereunder, (vi) the performance of its obligations under the Transaction Agreement and under the Scheme Documents, (vii) taking all actions, including executing and delivering any related agreements, for the purpose of incurring any Indebtedness that will reduce the Commitments and/or refinance the Loans outstanding under this Credit Agreement, the Term Loan Facility, the Revolving Credit Facility or the Existing Target Credit Agreement (including, without limitation, holding the proceeds of any such Indebtedness referred to in this clause (vii) in escrow prior to the consummation of the Transactions), (viii) providing indemnification to officers and directors, (ix) the consummation of the Transactions and any activities incidental thereto (including for the avoidance of doubt any intercompany loans made in connection with the Transactions), distributions of cash, Cash Equivalents or Capital Stock and/or the making of other investments, in each case consummated substantially contemporaneously with the consummation of the Transactions, and (x) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to (ix) of this Section 6.09(c).

Section 6.10. Sanctions.

Such Credit Party will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, in a manner that would result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise, of any Sanctions.

Section 6.11. Anti-Corruption Laws.

Such Credit Party will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions, if applicable.

ARTICLE VII

Events of Default

Section 7.01. Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) any Credit Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Credit Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party or any of its Subsidiaries in or in connection with this Credit Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Credit Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Credit Party’s existence), 5.08, 5.10 or 5.11 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in Section 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) any Credit Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace periods or notice requirements);

(g) any event or condition occurs that results in Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice if required) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) the Indebtedness under this Credit Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days (or for the case of Parent or any Irish incorporated entity shall continue undismissed for 14 days) or an order or decree approving or ordering any of the foregoing shall be entered or (iii) in relation to Holdings only, any of the following proceedings: (v) bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (w) controlled management (gestion contrôlée) within the meaning of the Luxembourg grand ducal regulation of 24 May 1935 on controlled management, (x) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the Luxembourg law of 14 April 1886 on arrangements to prevent insolvency, as amended, (y) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code; or (z) judicial winding-up (liquidation judiciaire) pursuant to the Luxembourg law of 10 August 1915 on commercial companies, as amended;

(i) any Credit Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Credit Party or any Significant Subsidiary shall become unable, admit in writing its inability to pay, or fail generally to pay its debts as they become due;

(k) one or more judgments or decrees shall be rendered against any Credit Party, any Significant Subsidiary or any combination thereof and the same shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 75 days from the entry thereof that involves in the aggregate a liability (not paid or fully covered by insurance) of $250,000,000 or more;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur; or

(n) this Credit Agreement, any promissory note delivered pursuant to Section 2.09(e) or any Guaranty shall, for any reason, cease to be in full force and effect, or any Credit Party shall contest in writing the validity or enforceability hereunder or under any such promissory note, in each case, other than in accordance with the terms hereof and thereof;

then, subject in all respects to the provisions of Section 4.03 and of Section 7.02, in every such event (other than an event with respect to any Credit Party described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately (and the Commitments shall terminate), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Credit Party described in Section 7.01(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02. Clean-up Period.

During the Clean-up Period, any breach of a representation or any default which arises with respect to the Target Group shall not constitute or result in a default, right to rescission, termination or similar right or remedy or any other right of enforcement or an acceleration; provided that such breach or default (i) does not have a material adverse effect on the consolidated business, assets or financial condition of the Group taken as a whole, such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under this Credit Agreement; (ii) was not knowingly procured or approved by the Credit Parties; and (iii) is capable of remedy and reasonable steps are being taken to remedy it.

ARTICLE VIII

The Administrative Agent

Section 8.01. Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Credit Agreement and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 and Article VII) or (ii)

in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06. Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. On the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The on–going fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties., Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunner or Arranger, listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.09. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower under the Credit Documents or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all obligations hereunder and the resignation or replacement of the Administrative Agent.

ARTICLE IX

Guaranty

Section 9.01. The Guaranty.

Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to each Lender and the Administrative Agent the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loans made to the Borrower pursuant to this Credit Agreement, and the full and punctual payment of all other amounts payable by the Borrower under this Credit Agreement or any of the other Credit Documents. Upon failure by the Borrower to pay punctually any such amount, the Guarantors shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Credit Agreement (the “Guaranteed Obligations”).

Section 9.02. Nature of Guaranty Unconditional.

(a) Each Guarantor agrees that its obligations under this Article IX shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Credit Agreement or any other Credit Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Credit Agreement or any other Credit Document;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Credit Agreement or any other Credit Document;

(iv) any change in the organizational existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Credit Agreement or any other Credit Document;

(v) the existence of any claim, set-off or other rights such Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any illegality, invalidity or unenforceability relating to or against the Borrower for any reason of this Credit Agreement or any other Credit Document, or any provision of applicable law or regulation purporting to prohibit the Borrowing by the Borrower or the payment by the Borrower or any other Guarantor of the principal of or interest on the Loans or any other amount payable by it under this Credit Agreement or any other Credit Document; or

(vii) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of such Guarantor’s obligations hereunder.

(b) Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor and of any other guarantee of the Guaranteed Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower and any other Guarantor or any other Person or against any other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower and any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower and any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 9.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.

Except as set forth in Section 9.08, each Guarantor’s obligations under this Article IX shall remain in full force and effect until the Commitments shall have terminated in full and the principal of and interest on the Loans and all other amounts payable by the Borrower under this Credit Agreement and each other Credit Document shall have been paid in full. If at any time any payment of the principal of or interest on the Loans or any other amount payable by the Borrower under this Credit Agreement or any other Credit Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the obligations of each Guarantor under this Article IX with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04. Waiver by the Borrower.

Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

Section 9.05. Subrogation.

Each Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment pursuant to this Article IX, to be subrogated to the rights of the payee against the Borrower with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the Borrower in respect thereof.

Section 9.06. Stay of Acceleration.

If acceleration of the time for payment of any amount payable by the Borrower under this Credit Agreement (or any promissory notes issued in connection with same) is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Credit Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 9.07. Limitation on Obligations Guaranteed.

The obligations of each Guarantor under this Article IX shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations under this Article IX subject to avoidance under (i) Section 548 of the United States Bankruptcy Code or (ii) any comparable provisions of applicable law.

Section 9.08. Scheme.

The obligations and liabilities of each Guarantor under this Credit Agreement shall not be affected by any reduction occurring in, or other arrangement being made relating to the liabilities of any Credit Party to the Lenders as a result of any arrangement or composition, made pursuant to any of the provisions of the Irish Companies (Amendment) Act 1990 or any analogous provisions in any other jurisdiction or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any relevant jurisdiction to any Credit Party or over all or a substantial part of the assets (as the case may be) of any Credit Party and each Guarantor hereby agrees with and to the Lenders and the Administrative Agent that the amount recoverable by the Lenders from the Guarantors hereunder will be and will continue to be the full amount which would have been recoverable by the Lenders from the Guarantors in respect of each Guarantor’s liabilities had no such arrangement or composition or event as aforesaid been entered into.

Section 9.09. Additional to Other Documents.

Each Guarantor agrees that its obligations contained in this Article IX shall be additional to any other guarantee or security at any time held from such Guarantor or any other Person in respect of all or any of the Guaranteed Obligations.

ARTICLE X

Miscellaneous

Section 10.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, Parent, Holdings or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, any Guarantor and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Arranger, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Credit Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Credit Agreement nor any provision hereof or any provision of any other Credit Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantors and the Required Lenders and acknowledged by the Administrative Agent or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release Parent and/or Holdings from the Guaranty in Article IX without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the preparation and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees and disbursements of any outside counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Credit Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrower shall indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any Credit Party or any of its directors, shareholders or creditors, an Indemnitee or any other Person, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have (x) resulted from the gross negligence or willful misconduct of such Indemnitee as finally determined in a non-appealable judgment by a court of competent jurisdiction, (y) resulted from a material breach of the Credit Documents by such Indemnitee as finally determined in a non-appealable judgment by a court of competent jurisdiction or (z) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent or the Arranger, in each case, in their respective capacities as such in connection with its syndication of the Loans and Commitments hereunder) that do not involve an act or omission by any Credit Party or their respective subsidiaries.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby if such Indemnitee has used reasonable care in the distribution of such information or other materials distributed by it.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); provided, however, that no such consent shall be required for any transaction permitted under Section 6.03. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender (or after the Closing Date, an Affiliate of a Lender or an Approved Fund with respect thereto), each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent, after the Closing Date, shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, (ii) except in the case of an assignment to a Lender (or after the Closing Date, an Affiliate of a Lender, an Approved Fund with respect thereto) or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, unless each of the Borrower and the Administrative Agent otherwise consent and, after giving effect to such assignment, the assigning Lender (and after the Closing Date, its Affiliates and the Approved Funds with respect to such Lender) shall have a Commitment of at least $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no such assignment shall be made to a natural person; provided further that, after the Closing Date, any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03 and shall continue to be bound by Section 8.10, in each case as relates to matters arising before such assignment). Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assumption Agreement and each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Credit Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Credit Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 or in Section 10.12, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

Section 10.05. Survival.

All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.07. Severability.

Any provision of this Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.07, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any other Credit Party against any of and all the obligations of the Borrower or any other Credit Party now or hereafter existing under this Credit Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. Governing Law; Jurisdiction; Consent to and Appointment for Service of Process.

(a) This Credit Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Credit Parties or their properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 and, in the case of the Guarantors, each Guarantor hereby irrevocably appoints the Borrower as its agent for service of process in respect of any proceedings in New York. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12. Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and its Approved Funds’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) on a confidential basis to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent, and only to the extent, required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Person required to disclose such information shall take reasonable efforts (at the Borrower’s expense) to ensure that any Information so disclosed shall be afforded confidential treatment, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, and (ii) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Parent, the Borrower or any of their respective Subsidiaries or this Credit Agreement or (ii) the CUSIP Service Bureau or any successor agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Credit Agreement, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent or such Lender, under an obligation of confidentiality to Borrower with respect to such Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13. Patriot Act Notice.

Each Lender that is subject to the Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. The Credit Parties or their respective Subsidiaries shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.14. Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation, Assignment and Assumptions, amendments or other modifications, Borrowing Requests, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.15. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each Credit Party, and their Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower and each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, each Credit Party or any of their Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has any obligation to the Borrower or any other Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, each Credit Party, and their Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower, any Credit Party, or their Affiliates. To the fullest extent permitted by law, the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby

Section 10.16. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from such Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable law).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	MEDTRONIC, INC.
a Minnesota corporation

	By:	/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	Executive Vice President and Chief Financial Officer

	By:	/s/ Linda S. Harty
	Name:	Linda S. Harty
	Title:	Vice President and Treasurer

GUARANTOR:	SIGNED AND DELIVERED as a Deed
for and on behalf of MEDTRONIC HOLDINGS LIMITED
by its lawfully appointed attorney

Robert Ten Hoedt
Name of Attorney

in the presence of:- Conor Dolphin

/s/ Robert Ten Hoedt
Signature of Attorney

/s/ Conor Dolphin
Signature of Witness

Solicitor
Occupation of Witness

North Wall Quay, Dublin
Address of Witness

GUARANTOR:	MEDTRONIC GLOBAL HOLDINGS S.C.A.,
a Luxembourg corporate partnership limited by shares (société en commandite par actions) represented by Medtronic Global Holding GP S.à r.l.
Its General Partner, in turn acting by

	By:	/s/ Andrej Grossmann
		Name:	Andrej Grossmann
		Title:	Class A Manager and Attorney-in-fact

LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Vice President

BANK OF AMERICA, N.A., as Lender

	By:	:/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Vice President

Wells Fargo Bank, N.A., as Lender

By:	/s/ Christopher M. Johnson
Name:	Christopher M. Johnson
Title:	Assistant Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

[For any Lender requiring a second signature line:] as Lender

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Director

The Royal Bank of Scotland plc, as Lender

By:	/s/ William McGinty
Name:	William McGinty
Title:	Director

U.S. Bank National Association, as Lender

By:	/s/ Andrew Beckman
Name:	Andrew Beckman
Title:	Vice President

Barclays Bank PLC, as Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory

MIZUHO BANK, LTD., as Lender

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

The Bank of Tokyo Mitsubishi UFJ, Ltd.
as Lender

By:	/s/ Scott O’Connell
Name:	Scott O’Connell
Title:	Director

HSBC Bank (USA), N.A., as Lender

By:	/s/ Alan Vitulich
Name:	Alan Vitulich
Title:	Director

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

JPMorgan Chase Bank, N.A. as Lender

By:	/s/ Dawn LeeLum
Name:	Dawn LeeLum
Title:	Executive Director

CITIBANK, N.A. as Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President